IOWA PUBLIC AGENCY INVESTMENT TRUST

PLAN OF DISTRIBUTION

WHEREAS, Rule 12b-1 under the Investment Company Act of 1940 (Rule 12b-1") provides that, except as provided in Rule 12b-1, it shall be unlawful for any registered open-end management investment company (other than such company complying with the provisions of Section 10(d) under the Investment Company Act of 1940 (the 1940 Act)) to act as distributor of securities of which such company is the issuer, except through an underwriter;

WHEREAS, Rule 12b-1 provides that a registered open-end management investment company will be deemed to be acting as a distributor of securities of which it is the issuer, other than through an underwriter, if it engages directly or indirectly in financing any activity which is primarily intended to result in the sale of shares issued by such company, including, but not necessarily limited to, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature;

WHEREAS, the Iowa Public Agency Investment Trust, an Iowa common law trust (the Trust), has entered into licensing agreements with the Iowa State Association of Counties, the Iowa Association of Municipal Utilities and the League of Iowa Municipalities (the Sponsoring Associations) pursuant to which each Sponsoring Association provides administrative services to the Trust (the Agreements);

WHEREAS, Rule 12b-1 provides that a registered, open-end management company may act as a distributor of securities of which it is the issuer, provided that any payments made by such company in connection with such distribution are made pursuant to a written plan describing all material aspects of the proposed financing of distribution and that all agreements with any person relating to implementation of the plan are in writing, and provided further that certain additional conditions are met;

NOW, THEREFORE, the following constitutes the Plan of Distribution (the Plan), pursuant to which distribution of the Trust Units of beneficial interest (the Units) shall be made:

Section 1.

Allocation of Responsibilities.

(a)

The Trust is solely responsible for all actions required to be taken in connection with the offer and distribution of the Units.

Section 2.

Payment of Costs of Distribution.

(a)

As long as the Agreements or any amendment thereto complying with Sections 6 and 7 of this Plan, remain in effect, the Trust shall pay monthly to the Sponsoring Associations an amount calculated of the annual rate of .075% of average daily net assets of the Trust Portfolios.  Average daily net assets is computed in accordance with the Information Statement.

Payments made by the Trust are for expenses and services, including clerical and administrative services in connection with meetings of the Board of Trustees, evaluation of performance of service providers, review of compliance with investment policies, providing the Board of Trustees various reports thereon, and maintaining Trust records.

(b)

This Plan is subject to limitations imposed by the Sales Charge Rule, unless the Trust, the Sponsoring Associations or any other person obtains exemptive relief from the provisions Trust of the Sales Charge Rule of Article III, Section 26 of the NASD Rules of Fair Practice re: Regulations by the NASD of Mutual Fund Asset-Based Sales Charges as described in NASD Notice to Members 90-56.

Section 3.

Portfolio Approvals.

(a)

The Trust represents that this Plan, together with the Agreements, has been approved by a vote of the Trustees, and of the Trustees of the Trust who are not interested persons of the Trust, as defined in Section 2(a)(19) of the 1940 Act and the rules, regulations and releases relating thereto, and have no direct or indirect financial interest in the operation of the Plan, or in the Agreements, or any other agreement related to the Plan (Interested Persons), cast in person at a meeting called for the purpose of voting on the Plan and the Agreements.

(b)

In approving the Plan and the Agreements, the Trustees have undertaken the following:

(1)

The Trustees have concluded, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and Sections 36(a) and 36(b) of the 1940 Act, that the Plan will benefit the Trust and its Participants.

(2)

The Trustees have requested and evaluated such information as was reasonably necessary to an informed determination of whether the Plan should be implemented and, in connection therewith, the officials of the Sponsoring Associations, as a party to agreements related to the Plan, have finished such information reasonably necessary for the foregoing purposes.

(3)

The Trustees have considered and given appropriate weight to all pertinent factors, including, without limitation, the following:

(A)

the need for independent counsel or experts to assist the Trustees in reaching a determination;

(B)

the nature of the problems or circumstances which purportedly make implementation of the Plan necessary or appropriate;

(C)

the causes of such problems or circumstances;

(D)

the way in which the Plan would address these problems or circumstances and how it would be expected to resolve or alleviate them, including the nature and approximate amount of the expenditures to the overall cost structure of the Trust, the nature of the anticipated benefits and the time it would take for those benefits to be achieved;

(E)

the merits of possible alternative plans;

(F)

the interrelationship between the Plan and the activities of any other person who finances or has financed distribution of the Units, including whether any payments by the Trust to such other person are made in such a manner as to constitute the indirect financing or distribution by the Trust; and

(G)

the possible benefits of the Plan to any other person relative to those expected to inure to the Trust.

Section 4.

Reports to and Review by the Trustees.

(a)

Any person authorized to direct the disposition of moneys paid or payable by the Trust pursuant to the Plan shall provide the Trustees, and the Trustees shall review, at least quarterly, a written report of the specific purposes for which such expenditures were made.

(b)

The Agreements and any other agreement related to the Plan shall, by their respective terms, provide that appropriate officers of the Sponsoring Associations, or any party to such other agreement, shall provide the Trustees with such information as may be reasonably necessary to the Trustees for the purposes required by Section 3(a), 3(b) and 7(d) of this Plan.

Section 5.

Concerning Agreements Related to the Plan.

In addition to the requirements contained in Sections 4(b) and 8 of the Plan, the Agreements and any other agreement related to the Plan shall be in writing and shall provide in substance that such agreement shall be terminated:

(a)

at any time, without the payment of penalty, by vote of a majority of the members of the Trustees who are not Interested Persons or by vote of a majority of the Participants of the Trust on not more than sixty (60) days written notice to the other party thereto; provided that if a majority of the Participants of any Portfolio votes to terminate this Plan, such termination shall be effective with respect to such Portfolio, whether or not the Participants of any other Portfolio have voted to terminate this Plan; and

(b)

automatically, in the event of its assignment.

Section 6.

Amendments and Modifications.

The Plan, the Agreements and any other agreement related to the Plan shall not be amended, modified or superseded except by an agreement in writing, and, in addition:

(a)

may not be amended to increase materially the amount to be spent for costs of distribution of any Portfolio of the Trust, as provided in Section 2 of this Plan, without the approval of a majority of the outstanding Units of such Portfolio subject to such increase; and

(b)

may not be amended in any material manner unless such amendment has been approved in the manner provided in, and consistent with the procedures specified by, Sections 3(a), 3(b) and 7(d) of this Plan.

(c)

If a majority of the Participants of any Portfolio votes to amend this Plan, such amendment shall be effective with respect to such Portfolio, whether or not the Participants of any other Portfolio vote to adopt such amendment.

Section 7.

Continuation and Termination.

(a)

The Plan shall terminate automatically in the event the participant approval required pursuant to Section 9, is not received.

(b)

The Plan, the Agreements and any other agreement related to the Plan shall continue in effect for a period of more than one (1) year from its adoption only as long as the continuance is specifically approved in the manner described in subsection (d) of this Section.

(c)

The Plan may be terminated at any time by a majority of the members of the Board of Trustees who are not Interested Persons or by vote of a majority of the Participants.

(d)

In determining whether the Plan shall be continued or terminated as provided in this Section, the Trustees shall make such determination in the manner provided in, and consistent with the procedures specified by, Sections 3(a) and 3(b) of this Plan; provided that, in addition to the factors specified in Section 3(b)(3), the Trustees shall also consider and give appropriate weight to the following factors:

(1)

the effect of the Plan on existing Participants; and

(2)

whether the Plan has, in fact, produced the anticipated benefits for the Trust and Participants.

Section 8.

Preservation of Information.

(a)

The Trust shall, for a period of not less than six (6) years, preserve the following information and documentation:

(1)

the Plan;

(2)

the Agreements;

(3)

any other agreement related to the Plan;

(4)

any report made pursuant to Section 4 of the Plan; and

(5)

all minutes which relate to the approval, amendment or continuation of the Plan, the Agreements or any other agreement related to the Plan.

(b)

With respect to the information and documentation required to be preserved pursuant to subsection (a) of this Section, such information and documentation shall be preserved in an easily accessible place for a period of not less than two (2) years.

Section 9.

Participant Approval and Effective Date.

The effective date of the amendments to this Plan is January 1, 2007.

Wherever referred to in this Plan, the vote or approval of a majority of the Participants of the Trust or any Portfolio means the vote of (a) sixty-seven percent (67%) of such outstanding Trust Units present at a meeting if the holders of more than fifty percent (50%) of such outstanding Trust Units are present in person or by proxy or (b) more than fifty percent (50%) of such outstanding units, whichever is lesser.

Approved by the Board of Trustees on October 25, 2006.

_________________________________________

President

_________________________________________

Secretary